Exhibit 10.13

PLURALSIGHT HOLDINGS, LLC

INCENTIVE UNIT OFFER LETTER

December 13, 2016

Arne Duncan

Re: Pluralsight Holdings, LLC Incentive Units

Dear Arne:

In appreciation for your anticipated future services, I am writing to set forth the terms and conditions under which Pluralsight Holdings, LLC, a Delaware limited liability company (the “Company”), will grant to you the units of membership interest in the Company described below (“Incentive Units”) pursuant to the Pluralsight Holdings, LLC Incentive Unit Plan (as amended, modified, or supplemented from time to time, the “Plan”). The Incentive Units would give you a non-voting ownership interest in the Company without requiring you to make any out-of-pocket payment to the Company for that ownership stake.

Here are the details regarding the Company’s offer to grant Incentive Units to you:

1. Grant of Incentive Units. Effective upon your timely acceptance and return to me of this Offer Letter, the Company will grant to you without charge under the Plan ONE HUNDRED SIXTY NINE THOUSAND AND SEVEN (169,007) Incentive Units. The grant of those Incentive Units (your “Unit Award”) will be subject to the terms and conditions set forth in this Offer Letter, the Plan and the Amended and Restated Limited Liability Company Agreement of the Company dated as of March 14, 2016, (as amended, modified, or supplemented from time to time, the “LLC Agreement”). Copies of both the Plan and LLC Agreement are attached to this Offer Letter as Exhibit B and Exhibit C for your reference. Capitalized terms used in this Offer Letter and not otherwise defined in this Offer Letter have the meanings set forth in the Plan or LLC Agreement, as applicable.

2. Strike Price and Catch-up Amount. For purposes of computing your share of future Liquidation Event distributions from the Company with respect to the offered Incentive Units, (a) the “Strike Price” (within the meaning of the LLC Agreement) of the Company associated with your Incentive Units is $1,000,000,000; and (b) your applicable “Catch-up Amount” (as defined in the LLC Agreement) is $3.76 per Incentive Unit. As a result, your Incentive Units will entitle you to share in Liquidation Event distributions from the Company only to the extent that the cumulative amount of such distributions with respect to other Units of Percentage Interest exceed the Strike Price.

3. Threshold Vesting Condition. The Incentive Units to be granted to you under this Offer Letter will be subject to substantial risk of forfeiture and will vest (i.e., become “Vested Incentive Units” within the meaning of the Plan and LLC Agreement) if, and only to the extent that, you satisfy the vesting conditions set forth in this Section 3 and in Section 4 below.

If you complete the services set forth on the attached Exhibit D to the reasonable satisfaction of the Company during the vesting period of the Incentive Units set forth in Section 4 below (the “Threshold Vesting Condition”), your Incentive Units shall vest according to the time-based vesting schedule set forth in Section 4 below. If you fail to complete the services set forth on the attached Exhibit D (in whole or in part) during the first year after the grant of the Incentive Units, as determined by the Company in its reasonable discretion, all of the Incentive Units will be forfeited automatically, and you will have no further rights in respect to them.

4. Time Vesting of Incentive Units, Provided that Threshold Vesting Condition Is Met. Your Incentive Units will become Vested Incentive Units if, and only to the extent that, you satisfy the (i) Threshold Vesting Condition set forth in Section 3 above and (ii) following time-based vesting schedule:

(a) 42,251 Incentive Units subject to this Offer Letter (representing approximately 25% of the Incentive Units subject to this Agreement) will vest on December 1, 2017; provided you remain in Continuous Service with the Company through that vesting date and meet the Threshold Vesting Condition; and

(b) The remaining Incentive Units subject to this Offer Letter will vest in equal quarterly installments of 10,563 Incentive Units each (representing approximately 6.25% of the Incentive Units subject to this Offer Letter) on March 1, June 1, September 1, and December 1 of each year, commencing March 1, 2018 and continuing through December 1, 2020; provided you remain in Continuous Service with the Company through the quarterly vesting date in question and meet the Threshold Vesting Condition.

Upon termination of your Continuous Service with the Company prior to December 1, 2020 for any reason, whether voluntarily or involuntarily, with or without cause, all of your then unvested Incentive Units under this Offer Letter will be forfeited automatically, to the extent not previously forfeited under Section 3. Notwithstanding the above vesting schedule, however, upon or in connection with a “Sale of the Company” (as defined in the Plan) on or prior to termination of your Continuous Service with the Company, the other members of the Company’s Board may in their discretion elect to accelerate the vesting of all or a portion of your then outstanding Unvested Incentive Units.

5. Non-Transferability of Incentive Units. As provided in the Plan, you may not Transfer your Unit Award or your Incentive Units, voluntarily or involuntarily, prior to vesting. Additionally, upon vesting, you may only Transfer your Vested Incentive Units to the limited extent and in a manner permitted under the LLC Agreement.

6. Acceptance of Plan and LLC Agreement. By accepting and executing this Offer Letter you also accept, consent to, and agree to be bound by the Plan as a “Participant” within the meaning of the Plan and by the LLC Agreement as a “Member.” For example, you will be bound by the provisions of Section 5(e) of the Plan and Section 6.6 of the LLC Agreement requiring that certain distributions on your Unvested Incentive Units be escrowed and subjecting such escrowed distributions to risk of forfeiture, and by the provisions of Section 6 of the Plan giving the Company the right to redeem your Vested Incentive Units upon the occurrence of certain events. If requested by the Company, you will execute and deliver to the Company such additional signature pages to the LLC Agreement or other instruments as the Company reasonably requests to evidence your agreement to be bound as a Member by the LLC Agreement. The provisions of the Plan and LLC Agreement are incorporated herein by reference. In the event of a conflict between the provisions of this Offer Letter and either the LLC Agreement or Plan, the provisions of the LLC Agreement and Plan will be controlling.

7. Taxes. The Incentive Units being offered to you are intended to constitute “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 1993-27 and 2001-43. As such, the Company does not anticipate that their grant will be taxable income to you. The Company, however, makes no representation or guarantee regarding, and takes no responsibility for, the income or employment tax treatment of your Unit Award or Incentive Units. Additionally, if you accept the offered Incentive Units, you agree to file with the Internal Revenue Service and the Company an election under Section 83(b) of the Code with respect to all of your Incentive Units within 30 days after the grant of your Incentive Units. We will provide you with a form for that election if you accept the Unit Award described in this Offer Letter.

8. General. This Offer Letter, the Plan and the LLC Agreement constitute the entire agreement with respect to your Unit Award and the Incentive Units referenced in this Offer Letter, and supersede any and all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. Nothing herein modifies or negates your or the Company’s right to terminate your employment, consulting or other services relationship with the Company “at will” at any time for any reason. The provisions of the Plan and LLC Agreement are incorporated in this Offer Letter by reference. In the event of a conflict between this Offer Letter and either the LLC Agreement or Plan, the provisions of the LLC Agreement and Plan will be controlling.

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Please contact me if you have questions about this Offer Letter or the Incentive Units. If the terms of your proposed Unit Award of Incentive Units, as set forth in this Offer Letter and the attached Exhibits, are acceptable to you, please sign this Offer Letter under the caption heading “ACCEPTED” below and return the original of this Offer Letter and your signed Investment Representation Statement (copy attached) to me within two weeks of the date of this Offer Letter. If you fail to execute and return this Offer Letter and the Investment Representation Statement to me by that deadline, this Offer Letter will lapse and you will not receive the offered Incentive Units.

Very truly yours, /s/ Aaron Skonnard
Aaron Skonnard, President/ Chief Executive Officer

ACCEPTED:

I hereby accept the offered Unit Award of Incentive Units set forth in this Offer Letter and agree to all of the terms, conditions and provisions set forth in this Offer Letter, the Plan and LLC Agreement. I specifically agree that I will hold the Incentive Units issued to me as a Member of the Company subject to the LLC Agreement and the Plan and I hereby accept and agree to be bound by the LLC Agreement and the Plan.

/s/ Arne Duncan Name: Arne Duncan
Date: December 13, 2016

EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT NAME: Arne Duncan

COMPANY: PLURALSIGHT HOLDINGS, LLC

NUMBER OF INCENTIVE UNITS: 169,007

In connection with my acquisition of the above Incentive Units of the Pluralsight Holdings, LLC (the “Incentive Units”), under the Pluralsight Holdings, LLC Incentive Unit Plan (the “Plan”) the undersigned Plan Participant represents to Pluralsight Holdings, LLC (the “Company”) and its members, managers, employees and agents as follows:

(a) I am familiar with and aware of the Company’s business affairs and financial condition and have acquired sufficient information to reach an informed and knowledgeable decision to acquire the Incentive Units. I am acquiring the Incentive Units for investment for my own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). I am a resident of the State of Illinois.

(b) I acknowledge and understand that the Incentive Units constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon one or more specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of my investment intent as expressed herein. In this connection, I understand that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold the Incentive Units for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Incentive Units, or for a period of one (1) year or any other fixed period in the future. I further understand that the Incentive Units must be held by me indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. I further acknowledge and understand that the Company is under no obligation to register the Incentive Units. I understand that any certificate evidencing the Incentive Units shall be imprinted with any legend required under applicable securities laws.

(c) I have not relied upon, and no one has given to me, any representation, assurance, guarantee, prediction or estimate as to the future value of or appreciation in my Incentive Units or the Company. I further acknowledge that the Incentive Units are a speculative investment and represent that I am financially able to bear the risk of losing my entire investment in the Incentive Units.

PARTICIPANT /s/ Arne Duncan
Arne Duncan
Date: December 13, 2016

EXHIBIT B

PLAN

(See attached)

EXHIBIT C

LLC AGREEMENT

(See attached)

EXHIBIT D

DESCRIPTION OF SERVICES

Mr. Duncan will participate in between four (4) and six (6) marketing events on behalf of Pluralsight as mutually agreed between Mr. Duncan and Pluralsight’s Chief Marketing Officer. Pluralsight will be fully responsible for all travel, accommodation, and entry fees associated with such marketing events. Pluralsight’s CMO and Mr. Duncan will work in good faith to identify the marketing events that are subject to this Agreement.

If Mr. Duncan is unable, for whatever reason, to participate in at least four (4) marketing events during any given year, then the units associated with that particular year, whether vested or unvested, will be forfeited.